Exhibit 99.1

Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations is updated from the information included in our Annual Report on Form 10-K for the year ended December 31, 2009 to recast the presentation of our financial statements for all periods presented, as disclosed in Note 17 of the notes to the consolidated financial statements filed as a part of this Exhibit 99.2.

Part II

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this report.

Executive Overview

Corporate Overview, Background and Strategy - We are a Maryland corporation formed on September 13, 1996. Prior to significant changes in our business during 2007 and the first quarter of 2008, we originated, purchased, securitized, sold, invested in and serviced residential nonconforming mortgage loans and mortgage backed securities. We retained, through our mortgage securities investment portfolio, significant interests in the nonconforming loans we originated and purchased, and through our servicing platform, serviced all of the loans in which we retained interests. During 2007 and early 2008, we discontinued our mortgage lending operations and sold our mortgage servicing rights which subsequently resulted in the closing of our servicing operations.

Because of severe declines in housing prices and national and international economic crises, we have suffered significant losses during 2008 and 2009 because of declining values of our investments in mortgage loans and securities.

During 2008 and 2009, management continued its focus on reducing operating cash uses, clearing follow-on matters arising from our legacy lending and servicing operations and evaluating investment opportunities. Management made a step in the rebuilding process by investing in StreetLinks National Appraisal Services LLC (“StreetLinks”). StreetLinks is a national residential appraisal management company. A fee for appraisal services is collected from lenders and borrowers and most of the fee is passed through to an independent residential appraiser. StreetLinks retains a portion of the fee to cover its costs of managing the process of fulfilling the appraisal order and performing a quality control review of all appraisals. Management believes that StreetLinks is situated to take advantage of growth opportunities in the residential appraisal management business. We are growing StreetLinks customer base and have established goals for it to become a positive cash and earnings contributor commencing in the first quarter of fiscal 2010. Development of the business continues through increased appraisal order volume as we add new lending customers.

During 2009, the Company invested in Advent Financial Services LLC (“Advent”), a start-up business which provides access to tailored banking accounts, small dollar banking products and related services to meet the needs of low and moderate income level individuals. Advent began its operations beginning in December 2009. Through this start-up period, management is evaluating the Advent business model to determine its long-term viability and does not anticipate that Advent will be a significant use or source of cash in fiscal 2010.

Strategy - Management is focused on building an operating business or group of operating businesses. If and when opportunities arise, available cash resources will be used to invest in or start businesses that can generate income and cash. Additionally, management will attempt to renegotiate and/or restructure the components of our equity in order to realign the capital structure with our current business model.

The key performance measures for executive management are:
  maintenance of adequate liquidity to sustain us and allow us to take advantage of investment opportunity, and generating income for our shareholders.
The following selected key performance metrics are derived from our consolidated financial statements for the periods presented and should be read in conjunction with the more detailed information therein and with the disclosure included elsewhere in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Management’s discussion and analysis of financial condition and results of operations, along with other portions of this report, are designed to provide information regarding our performance and these key performance measures.

Table 1 — Summary of Financial Highlights and Key Performance Metrics
(dollars in thousands; except per share amounts)
	December 31,
	2009	2008
Cash and cash equivalents, including restricted cash	$12,446	$30,836
Net loss available to common shareholders, per diluted share	(20.97)	(72.37)

Liquidity – During 2009, the Company continued its strategy of developing StreetLinks and significantly increased its appraisal volume. For the year ended December 31, 2009, StreetLinks had revenues of $31.1 million, as compared to $2.5 million in 2008. StreetLinks incurred significant start-up expenses to develop its infrastructure in 2009, which are not expected to recur. As a result, management expects StreetLinks to produce positive net cash and earnings commencing in the first quarter of fiscal 2010. During 2009, we received $18.5 million in cash on our securities portfolio, however, we anticipate that the amount of cash received in fiscal 2010 will be significantly less than the amount received in fiscal 2009.

During 2009, we used significant amounts of cash to pay for costs related to our legacy mortgage lending and servicing operations, pay for current administrative costs and invest in StreetLinks and Advent. We intend to continue to invest in Advent in 2010 while we evaluate its business model, however we will limit the negative impact on liquidity and do not believe that Advent will be a significant use or source of cash during 2010.

As of March 30, 2010, we have $15.5 million in cash and cash equivalents (including $1.8 million of restricted cash).

As part of our near-term future strategy, we will focus on growing StreetLinks customer base, minimizing operating costs and expenses, and preserving liquidity. StreetLinks and our mortgage securities are our primary source of cash flows. The cash flows from our mortgage securities will continue to decrease as the underlying mortgage loans are repaid and could be significantly less than the current projections if losses on the underlying mortgage loans exceed the current assumptions. Our liquidity consists solely of cash and cash equivalents.

Our consolidated financial statements have been prepared on a going concern basis of accounting which contemplates continuity of operations, realization of assets, liabilities and commitments in the normal course of business. The Company has experienced significant losses over the past several years and has a significant deficit in stockholders’ equity. Notwithstanding these negative factors, management believes that its current operations and its cash availability is sufficient for the Company to discharge its liabilities and meet its commitments in the normal course of business. See “Liquidity and Capital Resources” for further discussion of our liquidity position and steps we have taken to preserve liquidity levels.

Impact of Consolidation of Securitized Mortgage Assets on Our Financial Statements

The discussions of our financial conditions and results of operation below provide analysis for the changes in our Consolidated Balance Sheets and income statement as presented using Generally Accepted Accounting Principles in the United States of America ("GAAP"). Mortgage loans – held-in-portfolio and certain of our mortgage securities – trading are owned by trusts established when those assets were securitized. The trusts issued asset-backed bonds to finance the assets. In accordance with GAAP, we have consolidated these trusts. Due to significant losses that have occurred subsequent to the securitization of these assets, we no longer have any economic benefit from these assets. We have provided additional disclosure in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading Assets and Liabilities of Consolidated Securitization Trusts to demonstrate the impact of the trusts on our consolidated financial statements.

As discussed in Note 17 to our consolidated financial statements, events occurred during January 2010 that resulted in a reevaluation of the accounting for the securitized mortgage loans – held-in-portfolio and related assets and liabilities of the securitization trusts. Based on our analysis, we have deconsolidated the assets and liabilities of the trusts that own these loans in January 2010, see Table 10 for principal assets and liabilities of securitization trusts as of December 31, 2009.

Financial Condition as of December 31, 2009 as Compared to December 31, 2008

Cash and Cash Equivalents. See “Liquidity and Capital Resources” for discussion of our cash and cash equivalents.

Mortgage Securities. The securities we own are generally securities we retained after the securitization of mortgage loans we originated prior to 2008. For all loan securitizations, we retained the residual interest bond, which means we receive the net of the principal and interest received on the underlying loans within the securitized trust less the principal and interest paid on the bonds issued by the trust, mortgage insurance premiums, servicing fees and other miscellaneous fees. For any loans that incur prepayment penalty fees, we receive those fees through the residual interest. In some securitization transactions, we also retained regular principal and interest bonds. Generally, these bonds were the lowest rated bonds issued by the trust or these bonds were not rated. Additionally, we have purchased some mortgage securities in the open market from unrelated entities. Upon acquisition of the bonds, we classified the securities as either trading or available-for-sale. No changes have been made to the classifications.

Significant deterioration in the quality of the mortgage loans serving as collateral for our mortgage securities has caused a devaluation of the securities. In general, the default rate on the underlying loans has continued to increase over the past two years. Defaults are the result of national economic conditions that have led to job losses, severe declines in housing prices and the inability for credit-challenged individuals to refinance mortgage loans. In many cases, the securities we own have ceased to generate cash flow and we expect cash flow to continue to decline during the coming year.

We have classified our mortgage securities either as available for sale or trading, as follows:

Table 2 – Estimated Fair Value of Mortgage Securities
(dollars in thousands)
	December 31,
	2009	2008
Available-for-sale	$6,903	$12,788
Trading	1,087	7,085
Total	$7,990	$19,873

The following tables provide additional details of our mortgage securities.

Table 3 – Values of Individual Mortgage Securities – Available-for-Sale
(dollars in thousands)
	For the Year Ended December 31,
	2009				2008
			Constant	Expected			Constant	Expected
Securitization	Estimated	Discount	Pre-payment	Credit	Estimated	Discount	Pre-payment	Credit
Trust (A)	Fair Value	Rate	Rate	Losses	Fair Value	Rate	Rate	Losses
NMFT Series :
2002-3	$1,997	25%	15%	1.0%	$2,041	25%	16%	0.8%
2003-1	3,469	25	13	2.1	5,108	25	13	2.0
2003-2	-	25	12	1.9	2,272	25	12	1.9
2003-3	1,436	25	10	2.7	2,402	25	12	2.7
Other (B)	1	25	17	12.5	138	25	18	11.3
Total	$6,903				$12,788

(A)	We established the trust upon securitization of the underlying loans, which generally were originated by us.
(B)	Other than Estimated Fair Value, amounts consist of weighted averages of multiple securities.

Table 4 — Mortgage Securities - Trading
(dollars in thousands)
					Weighted
		Amortized	Estimated	Number of	Average
S&P Rating	Original Face	Cost Basis	Fair Value	Securities	Yield
December 31, 2009:
Subordinated securities - non-
investment grade (B)	$435,114	$103,638	$959	89	2.10%

Unrated residual securities	59,500	374	128	1	25.00
Total	$494,614	$104,012	$1,087	90	4.79%

December 31, 2008:
Subordinated Securities:
Investment Grade (A)	$12,505	$11,891	$833	3	6.25%
Non-investment Grade (B)	422,609	406,125	5,547	87	8.08
Total Subordinated Securities	435,114	418,016	6,380	90	7.84
Unrated residual securities	59,500	15,952	705	1	25.00
Total	$494,614	$433,968	$7,085	91	9.55%

(A)	Investment grade includes all securities with S&P ratings above BB+.
(B)	Non-investment grade includes all securities with S&P ratings below BBB-.

Prior to 2008, we re-securitized, by way of a Collateralized Debt Obligation (“CDO”), some of the mortgage securities – trading we own. We retained a residual interest in the CDO. However, due to the poor performance of the securities within the CDO, our residual interest in the CDO is not providing any cash flow to us and has no economic value. As discussed under the heading “Principal Assets and Liabilities of Consolidated Securitization Trusts,” the assets in the CDO have no economic benefit to us and we have no control over these assets. We have also provided the assets and liabilities of the trusts on a separate and combined basis.

Notes Receivable. In order to maximize the use of our excess cash flow, we have made loans to independent entities during 2009. The borrowing entities used the proceeds to finance on-going and current operations. Management evaluates for impairment based on the likelihood of repayments based upon discussions with the borrowers and financial information.

Other Current Assets. Other current assets include prepaid expenses, appraisal fee receivables, the current portion of restricted cash, CDO receivables and other miscellaneous receivables. The balance decreased in 2009 as compared to 2008 due to a large portion of the restricted cash being released from restriction which was slightly offset by an increase in appraisal fee receivables due to the increased production of StreetLinks.

Mortgage Loans - Held-in-Portfolio. Mortgage loans – held-in-portfolio consist of subprime mortgage loans which have been securitized and are owned by three separate trusts: NHES 2006-1, NHES 2006MTA-1 and NHES 2007-1. We consolidate these trusts for financial reporting under GAAP. See Note 17 to the consolidated financial statements for further details.

The mortgage loans – held-in-portfolio balance has declined as their value has decreased significantly. The value is dependent largely in part on their credit quality and performance. The credit quality of the portfolio continues to worsen and delinquencies have increased dramatically during the past two years. Therefore, we continue to increase the allowance for losses as a percentage of loan principal of those remaining in the portfolio. The allowance has decreased from $776.0 million as of December 31, 2008 to $712.6 million as of December 31, 2009 due to the principal balance declining by a greater amount which was mainly due to borrower repayments and foreclosures. During 2009 and 2008, respectively, the trusts received repayments of the mortgage loans totaling $98.9 million and $288.2 million. These balances will continue to decline either through normal borrower repayments or through continued devaluation as delinquencies, foreclosures and losses occur.

As discussed under the heading ”Principal Assets and Liabilities of Consolidated Securitization Trusts,” these assets have no economic benefit to us and we have no control over these assets. We have also provided the assets and liabilities of the trusts on a separate and combined basis.

Accrued Interest Receivable. Accrued interest receivable includes the interest due from individual borrowers to the trusts who own the mortgage loans – held-in-portfolio. For all mortgage loans that do not carry mortgage insurance, the accrual of interest on loans is discontinued when, in management’s opinion, the interest is not collectible in the normal course of business, but in no case beyond when a loan becomes 90 days delinquent. For mortgage loans that do carry mortgage insurance, the accrual of interest is only discontinued when in management’s opinion, the interest is not collectible. Management generally deems all of the accrued interest on loans with mortgage insurance to be collectible. Potential losses related to accrued interest receivable are factored into the severity of losses as part of the allowance for doubtful accounts calculation. The quantity of delinquent loans has significantly increased, as a percentage of total loans outstanding, from December 31, 2008 to December 31, 2009. Therefore, the amount of accrued interest has also decreased, although the amounts increased in relation to the percentage of the outstanding principal.

Under ”Principal Assets and Liabilities of Consolidated Securitization Trusts,” we have provided the assets and liabilities of the trusts on a separate and combined basis.

Real Estate Owned. Real estate owned (“REO”) includes the value of properties for foreclosed loans owned by securitization trusts, as discussed under “Mortgage Loans – Held-in-Portfolio.” We consolidate the assets and liabilities as part of the securitization trust. A servicer that is independent from us and the trusts services the mortgage loans and processes defaults for liquidation. Proceeds from liquidation of this real estate will flow through the trust and will generally be paid to third-party bondholders. The amount of real estate owned is dependent upon the number of the overall mortgage loans outstanding, the rate of defaults, the timing of liquidations and the estimated fair value of the real estate. The decrease in the amount of REO from December 31, 2008 to December 31, 2009 resulted from the declining number of total loans as well as the decreasing estimated value of the real estate.

Under ”Principal Assets and Liabilities of Consolidated Securitization Trusts,” we have provided the assets and liabilities of the trusts on a separate and combined basis.

Fixed Assets, Net of Depreciation. Fixed assets include capitalized furniture and office equipment, which are net of depreciation. This balance increased in 2009 as compared to 2008 due to purchases of furniture and equipment for the infrastructure development for StreetLinks.

Other Assets. Other assets consist of deposits, other legacy mortgage assets, and the noncurrent portion of restricted cash. The increase in 2009 as compared to 2008 is mainly due to an increase in the noncurrent portion of restricted cash relating to StreetLinks.

Accounts Payable and Accrued Expenses. Accounts payable and accrued expenses include interest payable on borrowings, including the liabilities of the securitization trusts we consolidate, the value of derivatives owned by the mortgage loan securitization trusts, taxes payable, obligations under our corporate office lease and miscellaneous accrued general and administrative expenses. Generally, these liabilities have declined along with the size of our business operations.

Dividends Payable. Prior to 2008, we issued $74.8 million in Series C Preferred Stock with a dividend equivalent to 8.9% and we issued $50 million of Series D1 Preferred Stock with a dividend equivalent to 9.0%. We have failed to make all dividend payments since October 2007. As a result, the Series D1 Preferred Stock dividend increased to an equivalent of 13.0%, retroactive and compounded to the beginning of the first quarter in which the dividends were not paid. The unpaid dividends continue to accrue and have resulted in the large increase in unpaid dividends recorded in our Consolidated Balance Sheets.

Other Current Liabilities. Other current liabilities include the obligations of the CDO as discussed above. The obligations have declined significantly when comparing December 31, 2008 and December 31, 2009, which as resulted in the significant decrease in the other current liability balance.

Asset-backed Bonds Secured by Mortgage Assets. Prior to 2008, we executed three mortgage loans securitizations and one mortgage security re-securitization (a CDO). We consolidate the assets and liabilities of the securitization trusts under GAAP. The asset-backed bonds are obligations of the trusts and will be repaid using collections of the securitized assets. The trusts have no recourse to our other, unsecuritized assets. The assets securing these obligations are discussed under “Mortgage Loans – Held-in-Portfolio” and “Mortgage Securities.” The balances of the asset-backed bonds have decreased during 2009 as the bonds have repaid. We record the value of the bonds secured by loans at the value of the proceeds, less repayments. We record the CDO (secured by mortgage securities) at its fair value. These balances will decrease going forward as the underlying assets repay or may be charged off as the assets are deemed to be insufficient to fully repay the bond obligations.

Under the “Principal Assets and Liabilities of Consolidated Securitization Trusts,” we have provided the assets and liabilities of the trusts on a separate and combined basis.

Due to Servicer. The mortgage loans – held-in-portfolio on our Consolidated Balance Sheets have been securitized and we consolidate the securitized trust. In accordance with the agreements for the securitized mortgage loans, the servicer of the loans is required to make regularly scheduled payments to the bondholders, regardless of whether the borrower has made payments as required. The servicer is required to make advances from its own funds. Upon liquidation of defaulted loans, the servicer is repaid the advanced funds. Until such time as the loans liquidate, the trust has an obligation to the servicer, which we have classified as “Due to servicer” on the Consolidated Balance Sheets. The amount of the obligation is dependent on the rate and timing of delinquencies of the individual borrowers. During 2008 and 2009, the trusts experienced a significant increase in the amount of delinquencies, which increases the amount of advances the servicer has made to the bondholders and therefore increases the liability to the servicer.

Other Securitization Trust Liabilities. Other securitization trust liabilities contain accrued interest relating to the Asset-Backed Bonds Secured by Mortgage Loans, derivative instruments, and other miscellaneous accrued expenses. The large decrease in 2009 as compared to 2008 was due to a large portion of the derivatives expiring during 2009.

Junior Subordinated Debentures. We have $78.1 million in principal amount of unsecured notes payable to two unconsolidated trusts, the Consolidated Balance Sheets includes $77.8 million which is net of debt issuance costs. These notes secure trust preferred securities issued by the trusts.

During 2009, the Company executed the necessary documents to complete an exchange of the Notes for new preferred obligations. The Company paid interest due through December 31, 2008, in the aggregate amount of $5.3 million. In addition, the Company paid $0.3 million in legal and administrative costs on behalf of the Trusts which were recorded in the “Selling, general and administrative expense” line item on the Consolidated Statements of Operations.

The new preferred obligations require quarterly distributions of interest to the holders at a rate equal to 1.0% per annum beginning January 1, 2009 through December 31, 2009, subject to reset to a variable rate equal to the three-month LIBOR plus 3.5% upon the occurrence of an “Interest Coverage Trigger.” For purposes of the new preferred obligations, an Interest Coverage Trigger occurs when the ratio of EBITDA for any quarter ending on or after December 31, 2008 and on or prior to December 31, 2009 to the product as of the last day of such quarter, of the stated liquidation value of all outstanding 2009 Preferred Securities (i) multiplied by 7.5%, (ii) multiplied by 1.5 and (iii) divided by 4, equals or exceeds 1.00 to 1.00. The Company did not trigger the Interest Coverage Trigger as of December 31, 2009, although it could be triggered during 2010 under certain of our projections. Beginning January 1, 2010 until the earlier of February 18, 2019 or the occurrence of an Interest Coverage Trigger, the unpaid principal amount of the new preferred obligations will bear interest at a rate of 1.0% per annum and, thereafter, at a variable rate, reset quarterly, equal to the three-month LIBOR plus 3.5% per annum.

During 2008, these notes carried an interest rate of three-month LIBOR plus 3.5%. During 2008, we purchased trust preferred securities with a par value of $6.9 million for $0.6 million. As a result, $6.9 million of principal and accrued interest of $0.2 million of the notes was retired and the principal amount, accrued interest, and related unamortized debt issuance costs were removed from the Consolidated Balance Sheets resulting in a gain of $6.4 million, recorded to the “Other expense” line item of the Consolidated Statements of Operations.

Other Liabilities. Other liabilities consist of noncurrent tax liabilities and miscellaneous other noncurrent liabilities.

Liabilities of Discontinued Operations. During 2007 and 2008, we discontinued our mortgage lending operations. In the normal course of operations in 2009, we paid the liabilities and obligations of the discontinued operations and therefore had no liabilities of discontinued operations as of December 31, 2009.

Shareholders’ Deficit. As of December 31, 2009 and 2008 our total liabilities exceeded our total assets under GAAP by $1.1 billion and $876.8 million, respectively.

The liabilities of the securitization trusts exceed the assets of those trusts as of December 31, 2009 and December 31, 2008 by $1.0 billion and $932.1 million, respectively. These amounts do not include any adjustments for intercompany eliminations, see Table 8 for further detail. The severe devaluation of the mortgage assets, as discussed in the respective categories above, has resulted in the significant deficit of these trusts. The assets and liabilities of these trusts are consolidated under GAAP. Due to the significant impact to our financial statements of these trusts, we have also provided the assets and liabilities of the trusts on a separate and combined basis under “Assets and Liabilities of Consolidated Securitization Trusts.”

The significant increase in our shareholders’ deficit during 2009 results from our large net loss, driven primarily by valuation allowances taken on our mortgage loans.

Results of Operations – Consolidated Earnings Comparisons

Year Ended December 31, 2009 as Compared to the Year Ended December 31, 2008

Appraisal Management: Service Fee Income and Cost of Services. We earn fees on the residential home appraisals we complete and deliver to our customers, generally residential mortgage lenders. Fee revenue is directly related to the number of appraisals completed (units). Cost of servicing includes the cost of the appraisal, which is paid to an independent party, and the internal costs directly associated with completion of the appraisal order. The internal costs include compensation and benefits, office administration, depreciation of equipment used in the process, and other expenses necessary to the production process. The following table is a summary of production, revenues and expenses.

Table 5 — Appraisal Management Segment Operations
(dollars in thousands, except unit amounts)
	2009		2008
	Total	Per Unit	Total	Per Unit
Completed appraisal orders (units)	84,174		6,297

Service fee income	$31,106	$370	$2,524	$401
Cost of services	32,221	383	2,600	413
Selling, general and administrative expense	1,837	22	257	41
Other expense	46	1	7	1

Net loss	(2,998)	(36)	(340)	(54)
Less: Net loss attributable to noncontrolling interests	(829)	(10)	-	-
Net loss attributable to NFI	$(2,169)	$(26)	$(340)	$(54)

Since we acquired StreetLinks in August of 2008, we have generated substantial increases in appraisal order volume through aggressive sales efforts, leading to significant increases in the number of mortgage lender customers. The Company expects cash flows to increase due to a larger customer base and operating efficiencies.

During 2009, we incurred costs to improve our operating infrastructure which were included in all expense categories in this segment. These improvements included adding facilities and equipment and technology enhancements to improve customer satisfaction and drive operating efficiencies. These costs are generally not recurring and therefore our cost per unit has improved.

Results of Operations – Securitized Loan Trusts. As discussed above under the heading “Impact of Consolidation of Securitized Mortgage Assets on Our Financial Statements,” we consolidate the financial statements of three separate securitization loan trusts. Following are the components of the operations of the securitized loan trusts.

Table 6— Operations of Securitized Loan Trusts
(dollars in thousands)
	For the Year Ended
	December 31,
	2009	2008
Interest income – mortgage loans held-in-portfolio	131,301	186,601

Interest expense – asset-backed bonds secured by mortgage loans	(21,290)	(95,012)
Provision for credit losses	(260,860)	(707,364)
Servicing fee expense	(10,639)	(13,596)
Premiums for mortgage insurance	(6,041)	(15,818)

Interest Income and Expense. As discussed above, in general, our mortgage assets have been significantly impaired due to national and international economic crises, housing price deterioration and mortgage loan credit defaults. Interest income has declined as these assets have declined due to repayments and liquidations. Interest expense has declined as the related principal balances have declined. Also, interest expense is adjustable, generally based on a spread to LIBOR. LIBOR was lower during 2009 than 2008.

Provision for Credit Losses. The provision for credit losses relates to mortgage loans which have been securitized. As discussed above, in general, the credit quality of the securitized mortgage loans significantly deteriorated during 2008 and 2009 due to national and international economic crises, housing price deterioration and mortgage loan credit defaults. A significant portion of the securitized loans have become uncollectible or will only be partially collected. Approximately 20% of our loans held in portfolio were greater than 90 days delinquent at December 31, 2008, and approximately 20% were in foreclosure. As of December 31, 2009, this delinquency percentage decreased to approximately 16% while loans in foreclosure increased to approximately 36%. As loans transition into REO status, an estimated loss is recorded until the property is sold or liquidated. For the NHEL 2006-1 and NHEL 2006-MTA1 transactions, we valued REO property at 50% of its current principal balance as of December 31, 2009, compared to 55% as of December 31, 2008. Because of the increased loss severity, NHEL 2007-1 property was valued at 35% in 2009; a 5% decrease from 2008. Provisions for these losses have increased in connection with the declining credit quality of the loans. We took charges to income totaling $260.9 million and $707.4 million during the year ended December 31, 2009 and 2008, respectively.

Premiums for Mortgage Loan Insurance. Premiums for mortgage insurance are for credit default insurance for mortgage loans – held-in-portfolio, which have been securitized and are owned by securitization trusts. The premiums are paid by the trust from the loan proceeds. Premiums are based on a percentage of the individual loan principal outstanding. The decrease in premiums on mortgage loan insurance for 2009 as compared to 2008 is due to the decrease in the principal balance of mortgage loans – held-in-portfolio.

Other Expenses. Other expenses includes adjustments to the fair value of mortgage securities, losses on derivative instruments and losses associated with the impairment on mortgage securities – available-for-sale, which are discussed below.

(Losses) Gains on Derivative Instruments. Prior to 2008, we entered into derivative instrument contracts that did not meet the requirements for hedge accounting treatment, but contributed to our overall risk management strategy by serving to reduce interest rate risk related to short-term borrowing rates. Substantially all of these derivatives matured prior to December 31, 2009. The derivative instruments for which the value is on our Consolidated Balance Sheets are owned by securitization trusts. Derivative instruments transferred into a securitization trust are administered by the trustee in accordance with the trust documents. These derivative instruments were used to mitigate interest rate risk within the related securitization trust and will generally increase in value as short-term interest rates increase and decrease in value as rates decrease.

As a result of declining interest rates and declining values of the credit default swaps (“CDS”), the losses on derivative instruments from continuing operations were $4.7 million and $18.1 million for the years ended December 31, 2009 and 2008, respectively. The losses decreased in 2009 as compared to 2008 due to the expiration of many of the derivative instrument contracts during 2008 and 2009.

Fair Value Adjustments. Adjustment for changes in value on our trading securities and the asset-backed bonds issued in our CDO transaction executed are recorded as Fair Value Adjustments. The significant value declines in 2009 and 2008 were a result of significant spread widening in the subprime mortgage market for these types of asset-backed securities as well as poor credit performance of the underlying mortgage loans. By the end of 2008, the total value of the trading securities and the asset-backed bonds had declined significantly, resulting in a lower overall adjustment in 2009 when compared to 2008.

Impairment on Mortgage Securities – Available-for-Sale. To the extent that the cost basis of mortgage securities – available-for-sale exceeds the fair value and the unrealized loss is considered to be other than temporary, an impairment charge is recognized and the amount recorded in accumulated other comprehensive income or loss is reclassified to earnings as a realized loss. The large impairments in 2009 and 2008 were primarily driven by an increase in actual and projected losses due to the deteriorating credit quality of the loans underlying the securities. By the end of 2008, the total value of the available-for-sale securities had declined significantly, resulting in a lower overall impairment in 2009 when compared to 2008.

Income Taxes. During 2009, we recognized tax expense of $1.1 million from continuing operations. $1.6 million of this was due to taxes related to excess inclusion income, net of $0.5 million of income tax benefit primarily attributed to the release of tax liability related to uncertain tax positions due to the lapse of statute of limitations and changes in management’s judgment regarding those positions.

During 2008, we recognized a tax benefit of $17.6 million from continuing operations. Of this benefit, $13.8 million will be reduced by the tax expense recorded on the gain in discontinued operations. The remaining $3.8 million of tax benefit is primarily attributed to the release of tax liability related to uncertain tax positions due to the lapse of statute of limitations and changes in management’s judgment regarding those positions.

Due to the valuation allowance recorded against deferred tax assets, no tax benefit is recognized on tax losses incurred in 2009 and 2008.

As of December 31, 2009 and 2008, we reflect $4.2 million and $3.8 million in other tax liability, respectively which are recorded in “Other Liabilities.” This balance is primarily comprised of tax liability on uncertain tax positions, interest and penalties and a portion of this amount is an obligation of one of the Company’s securitization trusts and as such will be paid out of the trust’s assets.

Contractual Obligations

We have entered into certain long-term debt, lease agreements, which obligate us to make future payments to satisfy the related contractual obligations.

The following table summarizes our contractual obligations, as of December 31, 2009, other than short-term borrowing arrangements.

Table 7 — Contractual Obligations
(dollars in thousands)
	Payments Due by Period
	Less than 1
Contractual Obligations	Total	Year	1-3 Years	3-5 Years	After 5 Years
Estimated long-term debt payments (A)	$2,677,742	$290,465	$476,342	$735,727	$1,175,208
Junior subordinated debentures (B)	98,192	781	1,563	1,563	94,285
Operating leases (C)	4,568	1,711	2,160	624	73
Total, consolidated obligations	2,780,502	292,957	480,065	737,914	1,269,566
Non-recourse obligations	(2,677,742)	(290,465)	(476,342)	(735,727)	(1,175,208)
Recourse obligations	$102,760	$2,492	$3,723	$2,187	$94,358

(A)	The asset-backed bonds will be repaid only to the extent there is sufficient cash receipts on the underlying mortgage loans, which collateralize the debt. The trusts that own these assets and asset-backed obligations have no recourse to us for any shortfall. The timing of the repayment of these mortgage loans is affected by prepayments. These amounts include expected interest payments on the obligations. Interest obligations on our variable-rate long-term debt are based on the prevailing interest rate at December 31, 2009 for each respective obligation.

(B)	The junior subordinated debentures are assumed to mature in 2035 and 2036 in computing the future payments. These amounts include expected interest payments on the obligations. Interest obligations on our junior subordinated debentures are based on the prevailing interest rate at December 31, 2009 for each respective obligation. On February 18, 2009, the Company, NMI, NovaStar Capital Trust I and NovaStar Capital Trust II and the trust preferred security holders entered into agreements to exchange the existing preferred obligations for new preferred obligations. The new preferred obligations require quarterly distributions of interest to the holders at a rate equal to 1.0% per annum beginning January 1, 2009 through December 31, 2016, subject to reset to a variable rate equal to the three-month LIBOR plus 3.5% upon the occurrence of an “Interest Coverage Trigger.”
(C)	The operating lease obligations do not include rental income of $1.2 million to be received under sublease contracts.

Liquidity and Capital Resources

Although StreetLinks was not cash flow positive during 2009, largely due to costs associated with infrastructure development, service fee income is expected to be a substantial source of our cash flows in 2010. We are currently projecting an increase in cash flows over the course of the next year as we continued to grow our customer base. New regulations issued by federal agencies, especially those effective in the first quarter of 2010, have positively impacted StreetLinks’ sales efforts. With StreetLinks’ infrastructure in place and added efficiencies gained through automation, we expect the general and administrative expenses to decrease in proportion to the increased production. Continued increases in appraisal volume and relatively lower operating costs will drive positive earnings and cash flow from StreetLinks during 2010.

Our residual and subordinated mortgage securities are a significant source of positive cash flows. Based on the current projections, the cash flows from our mortgage securities will decrease in the next several months as the underlying mortgage loans are repaid, and could be significantly less than the current projections if losses on the underlying mortgage loans exceed the current assumptions or if short-term interest rates increase significantly.

As of March 30, 2010, we had approximately $15.5 million in cash on hand (including restricted cash of $1.8 million). In addition to our operating expenses, which currently approximate $0.7 million per month, we have quarterly interest payments due on our trust preferred securities. The next payment on the trust preferred securities is due on March 30, 2010 and totals $0.1 million. Advent does not currently have any significant cash inflows or outflows and management is continuing to evaluate it as a viable business and management does not believe that cash flows or outflows will be significant during fiscal 2010. Our current projections indicate sufficient available cash and cash flows to meet these payment needs. However, our mortgage securities cash flows are volatile and uncertain in nature, and the amounts we receive could vary materially from our projections though we believe that the increased cash flows from StreetLinks will offset any reduction in our mortgage securities cash flows.

As discussed in Note 6 to the consolidated financial statements, we are the subject of various legal proceedings, the outcome of which is uncertain. We may also face demands in the future that are unknown to us today related to our legacy lending and servicing operations. If the cash flows from StreetLinks and our mortgage securities are less than currently anticipated, it would negatively affect our results of operations, financial condition, liquidity and business prospects. However management believes that its current operations and its cash availability are sufficient for the Company to discharge its liabilities and meet its commitments in the normal course of business.

Overview of Cash Flow for the Year Ended December 31, 2009

During 2007 and early 2008, we discontinued our mortgage lending operations and sold our mortgage servicing rights which subsequently resulted in the closing of our servicing operations. Prior to exiting the lending business, we sold the majority of the loans we originated to securitization trusts. Three of these securitization trusts are consolidated for financial reporting under GAAP, which means all of the assets and the liabilities of the trust are included in our consolidated financial statements. Our results of operations and cash flows include the activity of these trusts. The cash proceeds from the repayment of the loan collateral are owned by the trust and serve to only repay the obligations of the trust. We do not collect the cash and we are not responsible for the obligations of the trust. Principal and interest on the bonds (securities) of the trust can only be paid if there is sufficient cash flow from the underlying collateral. We own some of the securities issued by the trust, which are a significant source of possible cash flow. As a result of the national economic crises, the loans within these trusts have very high rates of default. Therefore, the cash flow on the securities we own has declined significantly within the past two years.

We have provided a summary of the cash flow for the securitization trusts under “Principal Assets and Liabilities of Consolidated Securitization Trusts.”

The following table presents the primary and simplified sources of cash receipts and disbursements, excluding the impact of the securitization trusts.

Table 8 — Primary Sources of Cash Receipts and Disbursements
(dollars in thousands)
	For the Years Ended
	December 31,
	2009	2008
Primary sources:
Fees received for appraisal management services	$30,607	$2,263
Cash flows received from mortgage securities	18,479	59,912

Primary uses:
Payment of corporate, general and administrative
expenses	(25,739)	(37,832)
Payments for appraisals and related administrative
expenses	(30,140)	(3,453)
Payments for Advent’s startup and other expenses	(4,255)	-
Issuance of notes and other receivables	(4,277)	-
Repayment of short-term borrowings	-	(45,488)

Statement of Cash Flows - Operating, Investing and Financing Activities

The following table provides a summary of our operating, investing and financing cash flows from our consolidated statements of cash flows for years ended December 31, 2009 and 2008.

Table 9 — Summary of Operating, Investing and Financing Cash Flows
(dollars in thousands)
	For the Years Ended
	December 31,
	2009	2008
Consolidated Statements of Cash Flows:
Cash provided by operating activities	$67,218	$29,566
Cash flows provided by investing activities	246,616	493,579
Cash flows used in financing activities	(331,520)	(523,719)

Operating Activities. Net cash provided by operating activities increased by $37.7 million in 2009 as compared to 2008. The increase in cash provided by operating activities was substantially related to the increase in the balance of the amounts due to servicer. Operating activities, other than the cash flow of the securitized loan trusts, generated a net use of cash during the year ended December 31, 2009. See a discussion of the impact of the consolidated loan trusts under “Assets and Liabilities of Consolidated Securitization Trusts.”

Investing Activities. In 2009, net cash provided by investing activities decreased by $247.0 million as compared to 2008. Substantially all of the cash flow from investing activities relates to either payments on securitized loans or sales upon foreclosure of securitized loans. Our mortgage loan portfolio declined significantly and borrower defaults increased, resulting in lower repayments of our mortgage loans held-in-portfolio and lower cash proceeds from the sale of assets acquired through foreclosure. We also experienced a decrease in payments received on our mortgage securities during 2009 as compared to 2008 as a result of poor credit performance of the underlying loans.

Financing Activities. Net cash used in financing activities decreased by $192.2 million in 2009 as compared to 2008. All short-term borrowings were paid off in 2008 and we also experienced a decrease in paydowns of our asset-backed bonds during the year.

Future Sources and Uses of Cash

Primary Sources of Cash

Cash Received From Our Mortgage Securities Portfolio. A significant source of cash flows is the proceeds we receive from our mortgage securities. The cash flows we receive on our mortgage securities – available-for-sale are highly dependent on the interest rate spread between the underlying collateral and the bonds issued by the securitization trusts and default and prepayment experience of the underlying collateral. The following factors have been the significant drivers in the overall fluctuations in these cash flows:

  Higher credit losses have decreased cash available to distribute with respect to our securities,
  As short-term interest rates decline, the net spread to us increases and if short-term interest rates increase, the spread we receive will decline, and
  We have lower average balances of our mortgage securities – available-for-sale portfolio as the securities have paid down and we have not acquired new bonds.
Cash Received From StreetLinks. During 2009, StreetLinks significantly increased its customer base and with a full year of operations received cash of $30.6 million in gross proceeds for appraisal management services compared to $2.3 million during 2008. We are currently projecting an increase in these cash flows during fiscal 2010 as we continue to increase our customer base. New regulations issued by federal agencies, especially those effective in the first quarter of 2010, have positively impacted StreetLinks’ sales efforts. With StreetLinks’ infrastructure in place and added efficiencies gained through automation, we expect the general and administrative expenses to decrease in proportion to the increased production. Continued increases in appraisal volume and relatively lower operating costs will result in positive earnings and cash flow from StreetLinks.

Collateral Returned from Surety Bond Holders. We have $3.8 million collateral outstanding for surety bond holders. When the cash collateralizing the surety bond letters of credit is released, it will become unrestricted and available for general corporate purposes. We cannot predict the timing of the release. Subsequent to December 31, 2009, $2.9 million in collateral was released, and as of March 30, 2010, $1.8 million remains restricted.

Proceeds from Repayments of Mortgage Loans. As we discussed above, significant cash is collected by the securitization trusts from the payment of principal and interest on securitized loans and securities. The cash is retained by the trust and is used to repay obligations (primarily to bondholders) of the trust. The cash is not available to us and we are not responsible for the obligations of the trust. For the year ended December 31, 2009 repayments on the mortgage loans held-in-portfolio totaled $98.9 million compared to $288.2 million during 2008.

Primary Uses of Cash

Payments of General and Administrative Expenses. We continue to have significant general and administrative expenses associated with managing and operating our business. These expenses include staff and management compensation and related benefit payments, professional expenses for audit, tax and related services, legal services, rent and general office operational costs.

Repayments of Long-Term Borrowings and Interest. As of December 31, 2009, we had $78.1 million in outstanding principal of junior subordinated debentures relating to the trust preferred securities of NovaStar Capital Trust I and NovaStar Capital Trust II, $77.8 million is included on the Consolidated Balance Sheets which is net of debt issuance costs. For 2008, periodic interest payments were based on a variable interest rate of three-month LIBOR plus 3.5% which resets quarterly. During 2009, we restructured our obligations under the junior subordinated debentures, which we expect to reduce cash requirements for interest in the near term. Beginning January 1, 2010 until the earlier of February 18, 2019 or the occurrence of an Interest Coverage Trigger, the unpaid principal amount of the new preferred obligations will bear interest at a rate of 1.0% per annum and, thereafter, at a variable rate, reset quarterly, equal to the three-month LIBOR plus 3.5% per annum, see Note 5 to the consolidated financial statements for further details. See Table 7 for an estimate of our contractual obligations related to these junior subordinated debentures.

Repayments of Short-term Borrowings. During 2008, we repaid all short-term borrowings that were outstanding as of December 31, 2008, totaling $45.5 million. We have no outstanding borrowing arrangements and therefore no cash will be used to repay borrowings.

Settlement of Legal Disputes. See Item 3. Legal Proceedings. During 2008 and 2009, we made several payments to settle legal disputes resulting from our legacy lending and servicing operations. We have several pending legal actions. For those actions where we are the defendant, we are contesting plaintiffs’ claims. In the event we are not successful in our defense, we may be required to make payments for settlements or judgments that are not covered by insurance.

Investment in Advent. During 2009, we invested capital in Advent in order to acquire and develop Advent’s business model. We will continue to invest in Advent in 2010 while we evaluate its business model, however we will limit the negative impact on liquidity and do not believe that Advent will be a significant use or source of cash during 2010.

Consolidated Securitization Trusts

During 2006 and 2007, we executed loan securitization transactions that did not meet the criteria necessary for derecognition of the securitized assets and liabilities pursuant to Accounting for Transfers of Financial Assets and Repurchase Financing Transactions and related authoritative accounting literature. As a result, the assets and liabilities relating to this securitization are included in our consolidated financial statements.

At the time these loans were securitized, we owned significant beneficial interests in the securitized loan pools, including various subordinated bond classes and the residual interests in these pools. For the 2006 securitized loan pools, we owned the right to unilaterally place certain derivative instruments into the securitization trust and to repurchase a limited number of loans from the trust for any reason and at any time. For the 2007 securitized loan pool, we determined that we excessively benefited from the derivatives transferred to the trust at inception.

During 2007, we also securitized certain mortgage securities through a CDO structure.

During and prior to 2008, the following events occurred that have significantly changed the economics of these securitized loan pools including:

1.	We sold a portion of the beneficial interests we owned,
2.	The credit losses on the securitized loans increased to the point where the remaining beneficial interests we own are not significant,
3.	We sold the right to service all securitized loans,
4.	We executed amendments to the securitization agreements for the 2006 loan pools whereby we relinquished all rights to place certain derivative instruments into the securitization trust and to repurchase a limited number of loans from the trust for any reason and at any time, and
5.	For the 2007 securitized loan pool, a significant portion of the derivatives placed into the trust have expired and the remaining derivatives will expire by January 2010.

While the securities, loans and bond liabilities, along with miscellaneous related assets and liabilities, remain on our Consolidated Balance Sheets as presented in accordance with GAAP, we have no ability to control the assets, no obligations related to the trust payables, and no significant economic benefit from our ownership interests issued by the trust. Likewise, the income and expenses associated with these assets and liabilities represent earnings and costs of the securitization trust, but have no bearing on our performance due to the current economic condition of the trusts.

Subsequent to December 31, 2009, certain events occurred that required the Company to reconsider the accounting for three consolidated loan trusts: NHEL 2006-1, NHEL 2006-MTA1 and NHEL 2007-1. Upon reconsideration, the Company determined that all requirements for derecognition were met under applicable accounting guidance at the time of the reconsideration event. As a result, the Company derecognized the assets and liabilities of the trusts on January 25, 2010. These transactions are discussed in greater detail in Note 17 to the consolidated financial statements.

Below is financial information for each of the securitization trusts we consolidate and for the total of all consolidated trusts combined.

The discussion of the individual line items within this financial information is included in the discussion of our consolidated financial statements in the applicable forgoing sections of this report and is considered non-GAAP financial information.

Table 10 – Principal Assets and Liabilities of Securitization Trusts (A)
(dollars in thousands)
	December 31, 2009					December 31, 2008
			NHES					NHES
		NHES	2006	NHES			NHES	2006	NHES
	CDO	2006-1	MTA1	2007-1	Total	CDO	2006-1	MTA1	2007-1	Total
Assets
Mortgage loans – held in portfolio, net
of allowance	$-	$292,417	$397,212	$608,016	$1,297,645	$-	$411,146	$523,183	$847,962	$1,782,291
Trading securities	961	-	-	-	961	5,199	-	-	-	5,199
Real estate owned	-	20,490	14,327	29,184	64,001	-	23,289	9,233	37,958	70,480
Accrued interest receivable	-	21,053	6,503	46,470	74,026	-	22,566	10,134	44,592	77,292

Liabilities
Asset-backed bonds secured by
mortgage loans	$-	$495,383	$618,931	$1,241,501	$2,355,815	$-	$572,970	$700,335	$1,398,115	$2,671,420
Asset-backed bonds secured by
mortgage securities	961	-	-	-	961	5,384	-	-	-	5,384
Other liabilities	22,199	46,335	28,366	108,085	204,985	24,748	47,418	22,401	104,439	199,006

(A)	Stand-alone balances do not include impact of intercompany eliminations.

Table 11 - Principal Revenues and Expenses of Securitization Trusts (A)
(dollars in thousands)
	For the Year Ended December 31, 2009					For the Year Ended December 31, 2008
			NHES
		NHES	2006	NHES			NHES	NHES	NHES
	CDO	2006-1	MTA1	2007-1	Total	CDO	2006-1	2006 MTA1	2007-1	Total
Interest Income	$9,445	$31,002	$20,630	$78,385	$139,462	$26,306	$45,160	$27,555	$109,295	$208,316
Interest expense	3,002	4,166	7,151	12,733	27,052	13,124	22,453	25,843	54,874	116,294
Provision for credit losses	-	(68,183)	(59,882)	(132,795)	(260,860)	-	(127,485)	(165,063)	(414,816)	(707,364)
Servicing fee expense	-	2,292	2,401	5,946	10,639	-	3,128	2,736	7,732	13,596
Mortgage insurance	-	798	171	5,072	6,041	-	4,216	292	11,310	15,818
Other income (expense)	(5,194)	-	-	(4,544)	(9,738)	(15,550)	-	-	(4,844)	(20,394)

(A)	Stand-alone balances do not include impact of intercompany eliminations.

Table 12 – Summary of Cash Flows of Securitization Trusts (A)
(dollars in thousands)
	For the Year Ended December 31, 2009					For the Year Ended December 31, 2008
			NHES
		NHES	2006	NHES			NHES	NHES	NHES
Net cash flow from:	CDO	2006-1	MTA1	2007-1	Total	CDO	2006-1	2006 MTA1	2007-1	Total
Operating activities	$(2,222)	$20,142	$21,301	$43,455	$82,676	$(7,441)	$20,927	$(4,415)	$43,622	$52,693
Investing activities	3,396	51,774	60,389	115,925	231,484	16,135	135,777	70,706	195,954	418,572
Financing activities	(1,174)	(71,916)	(81,690)	(159,380)	(314,160)	(8,694)	(156,704)	(66,291)	(239,576)	(471,265)

(A)	Stand-alone balances do not include impact of intercompany eliminations.

Critical Accounting Estimates

We prepare our consolidated financial statements in conformity with GAAP and, therefore, are required to make estimates regarding the values of our assets and liabilities and in recording income and expenses. These estimates are based, in part, on our judgment and assumptions regarding various economic conditions that we believe are reasonable based on facts and circumstances existing at the time of reporting. These estimates affect reported amounts of assets, liabilities and accumulated other comprehensive income at the date of the consolidated financial statements and the reported amounts of income, expenses and other comprehensive income during the periods presented. The following summarizes the components of our consolidated financial statements where understanding accounting policies is critical to understanding and evaluating our reported financial results, especially given the significant estimates used in applying the policies. The discussion is intended to demonstrate the significance of estimates to our financial statements and the related accounting policies. Management has discussed the development and selection of these critical accounting estimates with the Audit Committee of our Board of Directors and the Audit Committee has reviewed our disclosure.

Mortgage Securities – Available-for-Sale and Trading. Our mortgage securities – available-for-sale and trading represent beneficial interests we retained in securitization and resecuritization transactions which include residual securities and subordinated securities as well as bonds issued by others which we have purchased. The residual securities include interest-only mortgage securities, prepayment penalty bonds and over-collateralization bonds. The subordinated securities represent bonds which are senior to the residual securities but are subordinated to the bonds sold to third-party investors. All of the subordinated securities retained by us have been classified as trading.

The residual securities we retained in securitization transactions structured as sales primarily consist of the right to receive the future cash flows from a pool of securitized mortgage loans which include:
  The interest spread between the coupon net of servicing fees on the underlying loans, the cost of financing, mortgage insurance, payments or receipts on or from derivative contracts and bond administrative costs.
  Prepayment penalties received from borrowers who pay off their loans early in their life.
  Overcollateralization which is designed to protect the primary bondholder from credit loss on the underlying loans.
The subordinated securities we retained in our securitization transactions have a stated principal amount and interest rate. The performance of the securities is dependent upon the performance of the underlying pool of securitized mortgage loans. The interest rates these securities earn are variable and are subject to an available funds cap as well as a maximum rate cap. The securities receive principal payments in accordance with a payment priority which is designed to maintain specified levels of subordination to the senior bonds within the respective securitization trust. Because the subordinated securities are rated lower than AA, they are considered low credit quality and we account for the securities based on guidance set forth from Beneficial Interests in Securitized Financial Assets using the effective yield method. The fair value of the subordinated securities is based on quoted third-party market prices compared to estimates based on discounting the expected future cash flows of the collateral and bonds.

The cash flows we receive are highly dependent upon the interest rate environment. The interest rates on the bonds issued by the securitization trust are indexed to short-term interest rates, while the coupons on the pool of loans held by the securitization trust are less interest rate sensitive. As a result, as rates rise and fall, our cash flows will fall and rise, because the cash we receive on our residual securities is dependent on this interest rate spread. As our cash flows fall and rise, the value of our residual securities will decrease or increase. Additionally, the cash flows we receive are dependent on the default and prepayment experience of the borrowers of the underlying mortgage security collateral. Increasing or decreasing cash flows will increase or decrease the yield on our securities.

We believe the accounting estimates related to the valuation of our mortgage securities – available-for-sale and establishing the rate of income recognition on the mortgage securities – available-for-sale and trading are “critical accounting estimates,” because they can materially affect net income and shareholders’ equity and require us to forecast interest rates, mortgage principal payments, prepayments and loan default assumptions which are highly uncertain and require a large degree of judgment. The rate used to discount the projected cash flows is also critical in the valuation of our residual securities. We use internal, historical collateral performance data and published forward yield curves when modeling future expected cash flows and establishing the rate of income recognized on mortgage securities. We believe the value of our residual securities is appropriate, but can provide no assurance that future changes in interest rates, prepayment and loss experience or changes in the market discount rate will not require write-downs of the residual assets. For mortgage securities classified as available-for-sale, impairments would reduce income in future periods when deemed other-than-temporary.

As previously described, our mortgage securities available-for-sale and trading represent retained beneficial interests in certain components of the cash flows of the underlying mortgage loans to securitization trusts. Income recognition for our mortgage securities – available-for-sale and trading is based on the effective yield method. Under the effective yield method, as payments are received, they are applied to the cost basis of the mortgage-related security. Each period, the accretable yield for each mortgage security is evaluated and, to the extent there has been a change in the estimated cash flows, it is adjusted and applied prospectively. The estimated cash flows change as management’s assumptions about credit losses, borrower prepayments and interest rates are updated. The assumptions are established using internally developed models. We prepare analyses of the yield for each security using a range of these assumptions. The accretable yield used in recording interest income is generally set within a range of assumptions. The accretable yield is recorded as interest income with a corresponding increase to the cost basis of the mortgage security.

At each reporting period subsequent to the initial valuation of the residual securities, the fair value of the residual securities is estimated based on the present value of future expected cash flows to be received. Management’s best estimate of key assumptions, including credit losses, prepayment speeds, expected call dates, market discount rates and forward yield curves commensurate with the risks involved, are used in estimating future cash flows. We estimate initial and subsequent fair value for the subordinated securities based on quoted market prices. See Note 3 to the consolidated financial statements for the residual security sensitivity analysis and Note 4 to the consolidated financial statements for the current fair value of our residual securities.

To the extent that the cost basis of mortgage securities – available-for-sale exceeds the fair value and the unrealized loss is considered to be other than temporary, an impairment charge is recognized and the amount recorded in accumulated other comprehensive income or loss is reclassified to earnings as a realized loss.

Allowance for Credit Losses. An allowance for credit losses is maintained for mortgage loans held-in-portfolio. The amount of the allowance is based on the assessment by management of probable losses incurred based on various factors affecting our mortgage loan portfolio, including current economic conditions, the makeup of the portfolio based on credit grade, loan-to-value ratios, delinquency status, mortgage insurance we purchase and other relevant factors. The allowance is maintained through ongoing adjustments to operating income. The assumptions used by management in estimating the amount of the allowance for credit losses are highly uncertain and involve a great deal of judgment.

An internally developed migration analysis is the primary tool used in analyzing our allowance for credit losses. This tool takes into consideration historical information regarding foreclosure and loss severity experience and applies that information to the portfolio at the reporting date. We also take into consideration our use of mortgage insurance as a method of managing credit risk and current economic conditions, experience and trends. We pay mortgage insurance premiums on a portion of the loans maintained on our Consolidated Balance Sheets and have included the cost of mortgage insurance in our statement of operations.

Approximately 20% of our loans held in portfolio were greater than 90 days delinquent at December 31, 2008, and approximately 20% were in foreclosure. As of December 31, 2009, this delinquency percentage decreased to approximately 16% while loans in foreclosure increased to approximately 36%. As loans transition into REO status, an estimated loss is recorded until the property is sold or liquidated. For the NHEL 2006-1 and NHEL 2006-MTA1 transactions, we valued REO property at 50% of its current principal balance as of December 31, 2009, compared to 55% as of December 31, 2008. Because of the increased loss severity, NHEL 2007-1 property was valued at 35% in 2009; a 5% decrease from 2008. Our estimate of expected losses could increase if our actual loss experience is different than originally estimated. In addition, our estimate of expected losses could increase if economic factors change the value we could reasonably expect to obtain from the sale of the property.

Real Estate Owned. Real Estate Owned, which consists of residential real estate acquired in satisfaction of loans, is carried at the lower of cost or estimated fair value less estimated selling costs. We estimate fair value at the asset’s liquidation value less selling costs using management’s assumptions which are based on historical loss severities for similar assets. Adjustments to the loan carrying value required at time of foreclosure are charged against the allowance for credit losses. Costs related to the development of real estate are capitalized and those related to holding the property are expensed. Losses or gains from the ultimate disposition of real estate owned are charged or credited to earnings.

CDO Asset-Backed Bonds (“CDO ABB”). We elected the fair value option for the asset-backed bonds issued from NovaStar ABS CDO I in 2007. We elected the fair value option for these liabilities to help reduce earnings volatility which otherwise would arise if the accounting method for this debt was not matched with the fair value accounting for the related mortgage securities – trading. Fair value is estimated using quoted market prices of the underlying assets.

The asset-backed bonds which are being carried at fair value are included in the “Other current liabilities“ line item on the Consolidated Balance Sheets. We recognize fair value adjustments for the change in fair value of the bonds which are included in the “Other expense” line item on the Consolidated Statements of Operations. We calculate interest expense for these asset-backed bonds based on the prevailing coupon rates of the specific classes of debt and record interest expense in the period incurred. Interest expense amounts are included in the “Interest expense” line item of the Consolidated Statements of Operations.

Deferred Tax Asset, net. We recorded deferred tax assets and liabilities for the future tax consequences attributable to differences between the GAAP carrying amounts and their respective income tax bases. A deferred tax liability was recognized for all future taxable temporary differences, while a deferred tax asset was recognized for all future deductible temporary differences, operating loss carryforwards and tax credit carryforwards. In accordance with Income Taxes guidance, we recorded deferred tax assets and liabilities using the enacted tax rate that is expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized.

In determining the amount of deferred tax assets to recognize in the financial statements, we evaluate the likelihood of realizing such benefits in future periods. Income Taxes guidance requires the recognition of a valuation allowance if it is more likely than not that all or some portion of the deferred tax asset will not be realized. Income Taxes guidance indicates the more likely than not threshold is a level of likelihood that is more than 50%.

Under Income Taxes guidance, companies are required to identify and consider all available evidence, both positive and negative, in determining whether it is more likely than not that all or some portion of its deferred tax assets will not be realized. Positive evidence includes, but is not limited to the following: cumulative earnings in recent years, earnings expected in future years, excess appreciated asset value over the tax basis and positive industry trends. Negative evidence includes, but is not limited to the following: cumulative losses in recent years, losses expected in future years, a history of operating losses or tax credits carryforwards expiring and adverse industry trends.

The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. Accordingly, the more negative evidence that exists requires more positive evidence to counter, thus making it more difficult to support a conclusion that a valuation allowance is not needed for all or some of the deferred tax assets. A cumulative loss in recent years is significant negative evidence that is difficult to overcome when determining the need for a valuation allowance. Similarly, cumulative earnings in recent years represent significant positive objective evidence. If the weight of the positive evidence is sufficient to support a conclusion that it is more likely than not that a deferred tax asset will be realized, a valuation allowance should not be recorded.

We examine and weigh all available evidence (both positive and negative and both historical and forecasted) in the process of determining whether it is more likely than not that a deferred tax asset will be realized. We consider the relevancy of historical and forecasted evidence when there has been a significant change in circumstances. Additionally, we evaluate the realization of our recorded deferred tax assets on an interim and annual basis. We do not record a valuation allowance if the weight of the positive evidence exceeds the negative evidence and is sufficient to support a conclusion that it is more likely than not that our deferred tax asset will be realized.

If the weighted positive evidence is not sufficient to support a conclusion that it is more likely than not that all or some of our deferred tax assets will be realized, we consider all alternative sources of taxable income identified in determining the amount of valuation allowance to be recorded. Alternative sources of taxable income identified in Income Taxes guidance include the following: 1) taxable income in prior carryback year, 2) future reversals of existing taxable temporary differences, 3) future taxable income exclusive of reversing temporary differences and carryforwards, and 4) tax planning strategies.

Impact of Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 166, Accounting for the Transfers of Financial Assets, an Amendment of FASB Statement No. 140; this statement was codified in December 2009 as Accounting Standards Codification (“ASC”) 860. This guidance is effective for financial asset transfers beginning on January 1, 2010 and will be used to determine whether the transfer is accounted for as a sale under GAAP or as a secured borrowing. In addition, also in June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46 (R); this statement was also codified in December 2009 as ASC 810 and governs the consolidation of variable interest entities. The consolidation guidance will become effective for all VIEs the Company held as of January 1, 2010. As part of the Company’s adoption of the amended consolidation guidance, it was required to reconsider the Company’s previous consolidation conclusions pertaining to the Company’s variable interests in VIEs, including: (i) whether an entity is a VIE; and (ii) whether the Company is the primary beneficiary. Based on the Company’s assessment of its involvement in VIEs at January 1, 2010, in accordance with the amended consolidation guidance, the Company determined that it is not the primary beneficiary of any mortgage loan securitization entities in which it held a variable interest, as the Company does not have the power to direct the activities that most significantly impact the economic performance of these entities. The adoption of the amended consolidation guidance will therefore not result in the Company consolidating or deconsolidating any VIEs for which it has involvement. It should be noted, however, that the new guidance also requires the Company to reassess these conclusions, based upon changes in the facts and circumstances pertaining to the Company’s VIEs, on an ongoing basis; thus the Company’s assessments may therefore change and could result in a material impact to the Company’s financial statements during subsequent reporting periods. The Company will provide the presentation and disclosure requirements in the amended consolidation guidance in its financial statements for the three month period ending March 31, 2010.

Subsequent to December 31, 2009, there were certain events which the Company has determined should result in a reassessment of the consolidation of the NHEL 2006-1, MTA 2006-1, and NHEL 2007-1 securitizations. Based on the provisions of the amended guidance and the conclusion by Company management that a new transfer date has occurred for the NHEL 2006-1, MTA 2006-1, and NHEL 2007-1 securitizations, the Company anticipates that it will deconsolidate the assets and liabilities of the NHEL 2006-1, MTA 2006-1, and NHEL 2007-1 securitization trusts and will record a gain during the three-month period ending March 31, 2010. See Note 17 to the consolidated financial statements for further details.

As a result of the analysis, the Company does not anticipate any impact to the Company’s financial statements upon the Company’s initial adoption of the amended Transfers and Servicing guidance and the amended Consolidation guidance on January 1, 2010. However, as discussed above, the Company re-evaluated the NHEL 2006-1, MTA 2006-1, and NHEL 2007-1 securitization transactions and determined that based on the occurrence of certain events during 2010, the application of the amended Transfers and Servicing guidance will result in the Company reflecting as sales of financial assets and extinguishment of liabilities the assets and liabilities of the securitization trusts during the three-month period ending March 31, 2010. See Note 17 to the consolidated financial statements for further details.

Improving Disclosures about Fair Value Measurements. In January 2010, the FASB issued new fair value disclosure guidance. The ASU requires disclosing the amounts of significant transfers in and out of Level 1 and 2 fair value measurements and to describe the reasons for the transfers. The disclosures are effective for reporting periods beginning after December 15, 2009. Additionally, disclosures of the gross purchases, sales, issuances and settlements activity in Level 3 fair value measurements will be required for fiscal years beginning after December 15, 2010.

Inflation

Virtually all of our assets and liabilities are financial in nature. As a result, interest rates and other factors drive our performance far more than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP. As a result, financial activities and the Consolidated Balance Sheets are measured with reference to historical cost or fair market value without considering inflation.